Exhibit 99.1
PRESS RELEASE
Harris Corporation Reports Preliminary Results
for Fiscal Year 2008
MELBOURNE, Florida, July 30, 2008 — Harris Corporation (NYSE:HRS) reported preliminary results for its 2008 fiscal year and fourth quarter as a result of today’s announcement by Harris Stratex Networks (NASDAQ:HSTX).
For fiscal year 2008, Harris expects revenue of approximately $5.3 billion, an increase of 25 percent compared to $4.2 billion in the prior year. Organic revenue increased approximately 13 percent compared to the prior year, and new orders were significantly higher than sales. As a result of higher than expected costs and accounting errors as announced today by Harris Stratex Networks (HSTX), Harris now expects GAAP net income for fiscal year 2008 of approximately $445 million, or $3.26 per diluted share, and non-GAAP net income of approximately $463 million, or $3.39 per share. Harris Stratex Networks is a 56 percent majority-owned subsidiary of Harris.
Previous guidance from Harris did not anticipate the higher costs and accounting errors announced today by Harris Stratex Networks, which will be included in Harris fourth quarter results and have an expected impact of about $.14 per share on a GAAP basis and $.10 per share on a non-GAAP basis. Previously, Harris provided GAAP guidance for fiscal year 2008 of $3.34 per share and corresponding non-GAAP guidance of $3.45 per share. The accounting errors are not considered material to Harris current or prior-period results, will not result in a restatement of any prior periods, and are currently being evaluated but not expected to represent a material weakness in internal controls over financial reporting.
For the fourth quarter, Harris expects revenue of approximately $1.4 billion, an increase of 19 percent compared to $1.2 billion in the prior-year quarter. Organic revenue increased approximately 12 percent compared to the prior-year quarter and new orders were significantly higher than sales. Harris now expects net income for its fourth quarter to be approximately $122 million, or $.90 per share, compared to $87 million or $.63 per share in the prior-year quarter. Non-GAAP net income for the fourth quarter is now expected to be approximately $129 million or $.95 per share compared to non-GAAP net income of $99 million or $.71 per share, in the prior-year quarter. Non-GAAP net income per share in the fourth quarter of fiscal year 2008 increased approximately 34 percent compared to the prior-year quarter. Non-GAAP net income and earnings per share exclude acquisition-related costs. A reconciliation of GAAP to non-GAAP financial measures is provided in Tables 1 and 2.

“Although we are disappointed with the preliminary results announced today by Harris Stratex Networks, Harris Corporation delivered overall strong consolidated results in the fourth quarter,” said Howard L. Lance, chairman, president and chief executive officer. “Further, we finished the year with higher backlog and good momentum, and remain confident in our ability to achieve our previous fiscal 2009 guidance.”
Harris Corporation’s fourth quarter conference call will be held on Tuesday, August 5, 2008, at 5:00 p.m. ET. The company will issue a press release reporting detailed fourth quarter earnings results at approximately 4:00 p.m. ET on August 5.
The dial-in number for the teleconference is (719) 325-4756 and the access code is 1862497. Please allow at least 10 minutes prior to the scheduled start time to connect to the teleconference. Harris encourages you to listen via web cast, which will be broadcast live at www.harris.com/conference-call.
A replay of the teleconference will be available beginning at 8:00 p.m. ET on August 5 and will run until midnight ET on Tuesday, August 12. To access the replay, please call (719) 457-0820, access code 1862497. A recording of the call will also be available on the Harris website beginning at 7:00 p.m. ET on August 5.
About Harris Corporation
Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. Headquartered in Melbourne, Florida, the company has annual revenue of more than $5.3 billion and 16,000 employees — including nearly 7,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications®; products, systems, and services. Additional information about Harris Corporation is available at www.harris.com.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including net income and earnings per share for fiscal year and fourth quarter 2008, excluding the impact of costs associated with our acquisitions and integration costs associated with the formation of Harris Stratex Networks. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-

GAAP financial measures enhance the ability of investors to analyze Harris business trends and to understand Harris performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.
Attachments: Financial Statements (two tables).
Forward-Looking Statements
Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: expected revenue and net income results for the fiscal year 2008 fourth quarter and total year and prospects for 2009. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: our participation in markets that are often subject to uncertain economic conditions which makes it difficult to estimate growth in our markets and, as a result, future income and expenditures; our dependence on the U.S. government for a significant portion of our revenue, as the loss of this relationship or a shift in U.S. government funding could have adverse consequences on our future business; potential changes in U.S. government or customer priorities due to program reviews or revisions to strategic objectives, including termination of or potential failure to fund U.S. government contracts; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; the performance of critical subcontractors or suppliers; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of our currency hedging program; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events, which may affect adversely the markets in which we operate, our ability to insure against risks, our operations or our profitability; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters;

customer credit risk; the fair values of our portfolio of passive investments, which values are subject to significant price volatility or erosion; risks inherent in developing new technologies; changes in our effective tax rate that may have an adverse effect on our results of operations; the impact of the results of Harris Stratex Networks, which may vary significantly and may be difficult to forecast; the potential impact of natural disasters on our significant operations in Florida, California and other locations; general economic conditions in the markets in which we operate; changes in future business conditions that could cause business investments and/or recorded goodwill to become impaired; and our ability to attract and retain key employees. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. Harris disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
# # #
Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com
Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com
For additional information, contact Harris Corporation at webmaster@harris.com.

HARRIS CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE
To supplement our condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of segments’ operating income (loss), non-operating income (loss); cost of product sales and services; engineering, selling and administrative expenses; income before income taxes and minority interest; income taxes; minority interest; net income; and net income per diluted share adjusted to exclude certain costs, expenses, gains and losses. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Harris management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to understand Harris performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 1
HARRIS CORPORATION
Reconciliation of GAAP EPS to Non-GAAP EPS
(Unaudited)

	Quarter Ended		Fiscal Year Ended
	June 27, 2008		June 27, 2008
	Net Income	EPS	Net Income	EPS
	(in millions except per share amounts)
GAAP	$122.2	$0.90	$444.7	$3.26
Charges associated with the combination with Stratex Networks, Inc.	6.0	0.04	15.1	0.11
Charges associated with the acquisition of Multimax Incorporated	0.3	0.01	1.1	0.01
Charges associated with the acquisition of Zandar Technologies plc	0.1	—	1.9	0.01

Non-GAAP	$128.6	$0.95	$462.8	$3.39

Table 2
HARRIS CORPORATION
FY ’08 and FY’08 Fourth Quarter Year Over Year Organic Revenue Growth
(Unaudited)

	Quarter Ended
	June 29,	June 27,	Percent
	2007	2008	Growth
	(In millions)
Harris Corporation
GAAP Revenue	$1,207.6	$1,434.8	19%
Impact of acquisitions	73.7

Organic Revenue	$1,281.3	$1,434.8	12%

	Fiscal Year Ended
	June 29,	June 27,
	2007	2008

Harris Corporation
GAAP Revenue	$4,243.0	$5,312.6	25%
Impact of acquisitions	453.7

Organic Revenue	$4,696.7	$5,312.6	13%